Profits Off From Last Year; Still Solid Returns One year ago, your South Dakota Soybean Processors (SDSP) was celebrating a record-breaking year in terms of earnings. We certainly did not expect those high returns to last due to changing economic factors in the industry, and true to form, earnings did come down sharply in 2016. In spite of that drop, the returns we experienced this past year were still very solid from a long-term perspective. SDSP finished the fourth quarter with net income in excess of $2.5 million, bringing the 2016 annual income close to $12.6 million. Profits were impacted negatively from reduced demand for soybean meal. While domestic demand was steady, export demand was down. In addition, this past fall’s crop was slightly lower in quality from a moisture perspective, and that impacted SDSP as well. Overall, however, it was still a very good year. For the third year in a row, the number of bushels processed was very strong. In Volga, SDSP processed 28.8 million bushels, while the Miller plant crushed 2.95 million bushels. While those numbers are good, Volga’s numbers are lower than in 2015 primarily due to higher-moisture beans, which required additional drying time. Miller plant is running well In 2015, during the Miller plant’s first year of production, we processed 973,000 bushels of soybeans. This year that number shot up to 2.95 million bushels. We are pleased to announce that more than half of the Miller plant’s capacity is now dedicated to the processing of identity-preserved, primarily non-GMO soybeans. Even though the Miller facility did not return a net profit in 2016, it is cash flowing well and is generating a net return before depreciation. To help continue this growth we are actively seeking non-GMO soybeans, both old and new crop. I encourage you to call SDSP for program details and current premiums. Expectations for 2017 Looking ahead we see abundant supplies of soybeans in South Dakota, which will be beneficial to both the Volga and Miller facilities. We expect strong demand for our soybean oil products from both the food and industrial oil sectors and, due to the relationships we’ve built with our customer base over the past five years, SDSP looks forward to a number of opportunities to improve our soybean meal sales’ efforts. I encourage you to look inside for additional information on our financials as well as Phase II of our new receiving complex at Volga. I also want to thank our employees and producer members for the role each of you play in making SDSP a company of which we can be proud. P R O C E S S O R S February 2017 Volume 11: Issue 1 www.sdsbp.com SOUTH DAKOTA Soybean soybean p r o c e s s o r s S O U T H D A K O T A Tom Kersting CEO Tom.Kersting@sdsbp.com Exhibit 99.1

UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheet
December 31, 2016

ASSETS	
Current assets	
Cash and cash equivalents	$ 11,654,648
Trade accounts receivable	20,352,581
Inventories	32,393,421
Other current assets	3,857,534
Total current assets	68,258,184
Property and equipment	89,832,688
Less accumulated depreciation	(45,081,548)
Total property and equipment, net	44,751,140
Other assets	
Investments in cooperatives	6,231,233
Convertible notes receivable	2,000,000
Other long-term assets	1,783
Total other assets	8,233,016
Total assets	$ 121,242,340
LIABILITIES AND MEMBERS' EQUITY	
Current liabilities	
Excess outstanding checks over bank balance	$ 6,643,226
Current maturities of long-term debt	59,558
Accounts payable	1,456,802
Accrued commodity purchases	35,688,152
Other current liabilities	4,615,857
Total current liabilities	48,463,595
Long-term liabilities	725,818
Members' equity	72,052,927
Total liabilities and members' equity	$ 121,242,340

Condensed Statement of Operations
For the Year Ended December 31, 2016

Net revenues	$ 377,931,693
Cost of revenues	(363,829,609)
Gross profit	14,102,084
Administrative expenses	(3,445,978)
Operating profit	10,656,106
Other income (expense)	
Interest expense	(409,331)
Other non-operating income	2,346,281
Total other income (expense)	1,936,950
Net income	$ 12,593,056
Basic and diluted earnings per capital unit	$ 0.41
Weighted average number of units outstanding for calculation of basic and diluted earnings per capital unit	30,419,000

Capital Units Trading History

Period	Units Traded	Average	High	Low
2016-Q4	53,000	$3.42	$3.50	$3.39
2016-Q3	47,500	$3.68	$3.75	$3.50
2016-Q2	30,500	$3.60	$3.75	$3.50
2016-Q1	91,000	$3.79	$4.00	$3.59

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com*, or by calling VIA at 800-859-3018.

For more details regarding SDSP's Capital Units Transfer System, please visit our website at *www.sdsbp.com*, or email *memberinfo@sdsbp.com*.

Board to Recommend Operating Agreement Change

At the last annual meeting, SDSP Board of Managers' member Delbert Tschakert informed attendees of an issue under study by the board. The issue relates to the current provision in SDSP's operating agreement which limits the maximum ownership percentage per member to 1.5% of the outstanding membership units.

As many members are aging and addressing their estate needs, a growing number are expected to consider selling their shares. In recent years, SDSP has been approached by institutional-type investors wishing to take an ownership stake in the company; however, the 1.5% maximum membership units provision has been a stumbling block for these investors as it does not allow them to meet their minimum investment threshold. Your SDSP board would like to see these types of investors given the opportunity to bid for shares as they feel it would provide greater liquidity and potentially higher unit prices for all members.

At the Sept. 20, 2016 board meeting, board members discussed feedback they had received concerning the issue and moved to propose a change to the operating agreement to increase the maximum shareholder ownership from 1.5% to 10% of the outstanding membership units. Your board feels that other provisions in the operating agreement, such as the board of managers' right to approve or disapprove all capital unit transactions, as well as the provision of one vote per member regardless of the number of units owned, will provide adequate protection from anyone seeking to gain control of the company by purchasing membership units. The membership vote on this proposed change will be held at the next annual meeting in June.

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3 In SDSP’s continuing efforts to improve customer service, the company will begin construction in Volga this spring of two new larger dumping pits and an 850,000-bushel bin. The capital projects are the second phase of a new receiving complex designed to better handle today’s larger trucks, increased truck traffic and compressed harvest seasons. Phase I of the receiving upgrade, including a new and larger staging truck lot, an elevated two-probe station, new scales and an automated receiving system, became operational in time for the 2016 harvest season. Those improvements led to peak performance. Prior to the 2016 harvest season, SDSP’s one-day record for trucks dumping at the facility was approximately 370. With Phase I in place, that number jumped last year to 464, with each truck being probed. That signifies a substantial increase, especially considering that both SDSP staff and our customers were adjusting to a new traffic pattern and automated system. We intend to improve the receiving process even more. The entire receiving complex project is focused on getting trucks through the facility more quickly and efficiently. The two new dumping pits, each 72’ long, will accommodate the dumping of a truck and pup configuration without having to move the truck ahead as is required on our current, smaller dump pits. Speed is also a factor. The conveyance rate of each new pit will be 20,000 bushels per hour, compared to the 15,000-bushel-per-hour rate at our two current pits. When the project is completed, all four pits will be available to take beans during the busy harvest season. Not only will the dumping process be faster, but the improvements are designed to streamline the truck route through the facility. Trucks will come off of the inbound scale and drive straight ahead to the new pits rather than snake around the existing bins. The addition of the 850,000-bushel bin will increase our on-site bean storage capacity, providing SDSP with approximately another 10 days of crush capacity. Construction of the second phase of the receiving complex is scheduled to begin in April with the goal of having projects completed in time for the 2017 harvest. RECEIVING COMPLEX UPDATE By Carl Odde, Engineering Manager, Carl.Odde@sdsbp.com Phase II of Receiving Complex Underway in 2017 Nominations Open for Board of Managers Members will be electing one board member from each of the five districts during the company’s annual meeting to be held in June. One position from each of SDSP’s five districts will need to be filled and voted upon by the members. Please note that incumbents Gary Wertish (District 4) and Delbert Tschakert (District 5) will not be running for re-election as their terms of service expire. Any SDSP member interested in seeking nomination for the board for any of the five districts can contact Amy Koisti at 605-627-6100 to request a nomination petition. The petitions must be returned to the SDSP office by March 14. Anyone with questions about the election or board member responsibilities can contact a member of the nominating committee. They are: District 1—Gary Duffy, 605-270-2554, gduffy@alliancecom.net; District 2—Paul Barthel, 605-530-6139, pjdbarthel@svtv. com; District 3—Gary Goplen, 507-223-5267, gkgop@mvtvwireless.com; District 4—Randy Tauer, 507-249-3597, jrtauer3@gmail.com; District 5— Ardon Wek, 605-327-3410, ajskwek76@gmail.com. To view a map of SDSP’s five districts, go to www. sdsbp.com and click on Board of Managers. SDSP begins construction this spring on Phase II of the new receiving complex at the Volga facility. New 850,000- bushel bin Existing soybean storage Existing operations office New dumping pits

SOUTH DAKOTA SOYBEAN PROCESSORS
100 Caspian Ave
PO Box 500
Volga, SD 57071

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Now contracting non-GMO soybeans for the Miller facility. Call Kari Vander Wal at 1-888-737-7888 for information and pricing.

Find cash bids at Volga and Miller. Go to *sdsbp.com*.

OPERATIONS UPDATE



By John Prohaska
Group Operations Manager
John.Prohaska@sdsbp.com

SQF

Proud of Food Safety Team

For the fifth year running, SDSP has passed its Safe Quality Food (SQF) certification audit with high marks. In fact, SDSP achieved its highest score ever, earning 98 out of a possible 100 in the unannounced on-site audit.

The audit team recognized us for the excellence of our food safety practices and programs. Our new Food Safety Manager John Wilder and Quality Assurance Manager Susan Selman did a fantastic job leading us through the audit. John comes to us from the dry cereal industry, while Susan is our previous food safety manager. I'm proud of our entire team, including our refining technicians, for a job well done.

The combined efforts of this team are critical as SDSP completes its plans and programs with the goal of being compliant with the Food Safety Modernization Act which goes into effect in September 2017.

Capital spending to improve meal-loading at Miller

I invite you to read on page 3 about Phase II of our receiving complex project in Volga. Our Operations team is also planning additional projects in 2017, including needed work in our extraction area at Volga during the August shutdown. We will also continue to improve the meal loading facility at Miller. A big step was taken this past December when we put our rail system into service at Miller. In the past we had been transporting meal by truck to a third-party loading site in Tulare, South Dakota. We will now focus on changes that will further improve our meal-loading capabilities.